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                                                                    EXHIBIT 99.1



[NOBLE ENERGY LOGO]                        PRESS RELEASE

100 GLENBOROUGH DRIVE                      CONTACT:  Greg Panagos: 281-872-3125
SUITE 100                                  Investor_Relations@nobleenergyinc.com
HOUSTON, TX 77067



      WEBCAST ALERT: NOBLE ENERGY, INC. ANNOUNCES ANNUAL MANAGEMENT REVIEW
                               MEETING ON THE WEB


HOUSTON (May 13, 2004) - Noble Energy, Inc. (NYSE: NBL) will host an Annual Management Review Meeting in New York on Wednesday, May 26, 2004. You are invited to listen to the meeting that will be broadcast live over the Internet at 8:30 a.m. EST.

What:         Noble Energy, Inc. New York Analyst Day Meeting

When:         Wednesday, May 26 at 8:30 a.m. Eastern

Website:      http://www.videonewswire.com/event.asp?id=22085

How: Live over the Internet -- Simply log on to the web at the address above.

Contact:      Greg Panagos, 281/872-3125

To access the replay, go to www.nobleenergyinc.com and click on the Investor Relations tab. The replay ends August 26, 2004.

Minimum Requirements to participate: Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com .)

Noble Energy is one of the nation's leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.


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This webcast notice may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are detailed in its Securities and Exchange Commission filings.


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